Exhibit 3.8

BYLAWS

OF

WEST PUBLISHING CORPORATION

ARTICLE I

Offices

Section 1. Registered office. The registered office of the corporation in Minnesota shall be at 58 west Kellogg Boulevard, St. Paul, Minnesota 55102/55101 380 Jackson St., Ste 700

Section 2. Other offices. The corporation may also have offices at such other places (both within and without the State of Minnesota) as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

Shareholders

Section 1. Meetings. The shareholders shall hold a regular meeting annually to be held in October of each year, the specific date and time to be determined by the board. The meeting shall be held at the office of the corporation in St. Paul, Minnesota, or at such other place as determined by the board. The shareholders shall elect a board of directors for the ensuing year and transact such other business as may properly be brought before the meeting.

Special meetings of the shareholders may be called for any purpose at the time by the Chief Executive Officer, the Chief Financial Officer, any two or more members of the board of directors or a shareholder or shareholders holding ten percent or more of the voting shares.

Section 2. Notice. A written notice of the time, place and purpose of each regular or special meeting shall be mailed to each shareholder entitled to vote thereat at such address as appears on the stock ledger of the corporation at least ten days prior to the meeting.

Section 3. Waiver of Notice. A shareholder may waive notice of any meeting of shareholders. A waiver of notice by a shareholder entitled to notice is effective whether given before, at or after the meeting and whether given in writing, orally or by attendance.

Section 4. Quorum. At all meetings of the shareholders, a majority of the stock issued and outstanding and entitled to vote thereat present in person or represented by proxy shall constitute a quorum, but a lesser number may adjourn a meeting from time to time until a quorum is present. If any meeting of the shareholders is adjourned to another time or place, no notice of such adjourned meeting need be given other than by announcement at the meeting at which such adjournment is taken.

Section 5. Voting Power. Each shareholder shall at every meeting of the shareholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such shareholder, but no proxy shall be voted on after eleven (11) months from its date unless the proxy expressly provides for a longer period.

ARTICLE III

Directors

Section 1. Election. The directors shall be elected at the regular meeting of the shareholders by majority vote, except as provided in Section 2 of this Article III. The directors shall be elected to one-year terms. Each director elected shall hold office until his successor is elected or qualified or until his earlier resignation or removal. Directors need not be shareholders.

Section 2. vacancies and New Directorships. vacancies on the board of directors shall be filled by a majority vote of the remaining members of the board, though less than a quorum. Newly elected directorships resulting from increase in the authorized number of directors by action of the board of directors may be filled by a majority vote of the directors serving at the time of such increase.

Section 3. Election of Officers. The board of directors shall hold the annual board meeting for the election of officers at the office of the corporation in St. Paul, Minnesota, or other location designated, immediately after adjournment of regular meetings of the shareholders at which members of the board shall have been elected.

Section 4. Special Meeting. Special meetings of the board of directors may be called by the Chief Executive Officer or the Chief Financial Officer on two days’ notice to each director, either personally or by mail or telephone. Special meetings may be called by the Chief Executive Officer or the Chief Financial Officer in like manner and on like notice on the written request of one director.

Section 5. Waiver of Notice. A director may waive notice of a meeting of the board. A waiver of notice by a director is effective, whether given before, at or after the meeting and whether given in writing, orally or by attendance.

Section 6. Quorum. At all meetings of the board of directors, a majority of the directors shall constitute a quorum for the transaction of business but a lesser number may adjourn the meeting from day to day until a quorum shall be present.

Section 7. Committee of Disinterested Persons. The board of directors is expressly prohibited from establishing a committee of disinterested persons to determine whether the corporation should pursue a particular legal right or remedy or dismiss or discontinue a particular proceeding to which it is a party.

ARTICLE IV

Officers

Section 1. Officers. The officers of the corporation shall be a Chief Executive Officer, a Chief Financial Officer and such other officers as may from time to time be elected by the board of directors.

Section 2. Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and board of directors, shall be in active charge of all the policies and operations of the corporation, including prices, salaries and bonuses. He may appoint members to committees which have been established by the board of directors. Also, the Chief Executive Officer shall have the authority to appoint, replace and retire department heads and other administrative personnel who shall be responsible to him for the performance of their duties.

Section 3. Chief Financial Officer. The Chief Financial Officer shall disburse corporate funds and issue checks and drafts in the name of the corporation and shall render to the Chief Executive Officer and the board, upon request, an accounting of all transactions undertaken by him and of the financial condition of the corporation.

ARTICLE V

Certificates of Shares

Section 1. Certificates. Each shareholder of the corporation shall be entitled to have a certificate of shares signed by the Chief Executive Officer and the Chief Financial

Officer. The certificate shall state the number of shares in the corporation owned by him.

Section 2. New Certificates. The board of directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the person claiming the certificate to be lost, stolen or destroyed. When authorizing the issuance of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require an owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 3. Transfer. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Amendment adding new Article VI adopted December 11, 1996 is attached hereto and made a part hereof.

ARTICLE VII

Amendments

Section 1. Amendments. These bylaws may be amended, repealed or altered at any shareholders’ meeting by any shareholders owning a majority of the stock having voting power represented either in person or by proxy at such shareholders’ meeting or at any regular or special meeting of the board of directors by a majority vote of the board.

Chief Executive officer

ARTICLE VI

INDEMNIFICATION

6.1 Indemnity Undertaking. To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a “Proceeding”), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a Director or officer of the Corporation, or is or was serving in any capacity at the request of the Corporation for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorney’s fees and disbursements). Persons who are not Directors or officers of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 6.

6.2 Advancement of Expenses. The Corporation shall, from time to time, reimburse or advance to any Director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by the General Corporation Law, such expenses incurred by or on behalf of any Director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such Director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further rights of appeal that such Director, officer or other person is not entitled to be indemnified for such expenses.

6.3 Rights Not Exclusive. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, the Certificate of Incorporation, these By-laws, any agreement, any vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.4 Continuation of Benefits. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall continue as to a person who has ceased to be a Director or officer (or other person indemnified hereunder) and shall inure to the benefits of the executors, administrators, legatees and distributees of such person.

6.5 Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 6, the Certificate of Incorporation or under Section 300.083 of the Minnesota Statutes Annotated or any other provision of law.

6.6 Binding Effect. The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each Director and officer who serves in such capacity at any time while this Section 6 is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Director, officer or other person intend to be legally bound. No repeal or modification of this Section 6 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

6.7 Procedural Rights. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 6 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification of reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, it independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

6.8 Service Deemed at Corporation’s Request. Any Director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

6.9 Election of Applicable Law. Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 6 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.